Lexaria Operations Update

Kelowna, BC / March 8, 2016 / Lexaria, Corp. (OTCQB:LXRP) (CSE:LXX) (the “Company”) provides an update on operations.

The centerpiece of Lexaria’s uniqueness is its patent pending technology that enables higher rates of absorption of certain molecules such as vitamins and cannabinoids while simultaneously masking and at times even eliminating inherent strong flavours and/or odors typical of those molecules. The family of Lexaria Energy and ViPovaTM products have demonstrated to thousands of satisfied consumers the overwhelming effectiveness of this technology.

Lexaria remains committed to its consumer products but also points out that the products serve as an effective showcase of the excellent taste experiences possible with the remarkable technology. As such, the Company has always believed that opportunities to license the technology to others can build revenue streams unrelated to the sale of Lexaria or ViPovaTM consumer products.

Having completed the first of several applicability tests with potential partners, Lexaria is now in discussions, some advanced and others preliminary, regarding licensing its technology for the purposes of enabling specialty food manufacturers to offer improved food consuming experiences. Although no final agreements have yet been reached, the increase in interested potential licensees in recent weeks is notable.

Within the protein bar category, over 300 people enjoyed the Lexaria Protein Bars at the recent California Cannabis Business Expo located in San Francisco to wildly positive reviews. As well, recipe development continues to improve the bars with several improved recipe combinations currently being explored for potential release this year.

Meanwhile, after working with Lexaria in different capacities over the past nine years, Mr. Tom Ihrke has resigned from Lexaria and from Poviva LLC to pursue other opportunities. Tom is a beloved member of the Lexaria community and we wish him well in all his endeavours.

Finally, Lexaria reminds all shareholders of the upcoming Annual General Meeting to be held March 23, 2016, and encourages all who are eligible to cast their votes.

About Lexaria
Lexaria is a food sciences company focused on the delivery of active compounds that can behave as superfoods through its proprietary infusion technologies. Lexaria’s technology enables higher bioavailability rates for CBD; THC; NSAIDs; Nicotine and other molecules than is possible without lipophilic enhancement technology. This can allow for lower overall dosing requirements and/or higher effectiveness in active molecule delivery. Lexaria hopes to reduce other common but less healthy ingestion methods such as smoking as it embraces the benefits of public health. www.lexariaenergy.com

About ViPovaTM
ViPovaTM uses only legal hemp oil extracts, grown from agricultural hemp in locations where it is legal to do so, in ViPovaTM-branded tea, coffee, and hot chocolate. ViPovaTM uses its patent-pending process to infuse concentrated amounts of hemp oil within lipids, providing more bioactivity and comfort to the body during the absorption process. Only ViPovaTM has this ground-breaking technology for hemp oil/lipid infusion. www.vipova.com

FOR FURTHER INFORMATION PLEASE CONTACT:

Lexaria Corp.
Chris Bunka
Chairman & CEO
(250) 765-6424

FORWARD-LOOKING STATEMENTS

This release includes forward-looking statements. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions are forward-looking statements, including but not limited to: that the Company’s technology enables higher rates of absorption of certain molecules such as vitamins and cannabinoids while simultaneously masking and at times even eliminating inherent strong flavors and/or odors typical of those molecules, or that the technology will function in a similar manner if tested with THC, nicotine, or any of the other molecules named in our patent applications. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements. Access to capital, or lack thereof, is a major risk and there is no assurance that the Company will be able to raise required working capital. Factors which could cause actual results to differ materially from those estimated by the Company include, but are not limited to, government regulation, managing and maintaining growth, the effect of adverse publicity, litigation, competition, the patent application and approval process and other factors which may be identified from time to time in the Company's public announcements and filings. There is no assurance that the hemp oil sector, or alternative health businesses will provide any benefit to Lexaria, or that the Company will experience any growth through participation in these sectors. There is no assurance that existing capital is sufficient for the Company's needs or that it will be able to raise additional capital. There is no assurance that any planned corporate activity, business venture, or initiative will be pursued, or if pursued, will be successful. There is no assurance that any hemp oil or cannabinoid-based product will promote, assist, or maintain any beneficial human health conditions whatsoever. There is no assurance that any patent application in the USA or any other nation or under any treaty will result in the award of an actual patent; nor that an award of any actual patent will protect against challenges from unknown third parties. There is no assurance that any of Lexaria’s postulated uses, benefits, or advantages for the patent-pending technology will in fact be realized in any manner or in any part. No statement herein has been evaluated by the Food and Drug Administration (FDA). ViPovaTM products are not intended to diagnose, treat, cure or prevent any disease.

The CSE has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.